NEWS RELEASE

[LOGO]
American General Finance
A Subsidiary of American General Corporation
P. O. Box 59, Evansville, Indiana 47701

Contact:       Bryan A. Binyon
                        Treasurer

               812/468-5195


AMERICAN GENERAL FINANCE CORPORATION
REPORTS RESULTS FOR THIRD QUARTER 1997

HIGHLIGHTS:
    Receivable growth
    Improved charge-offs
    Continued expense reduction

EVANSVILLE, IN, OCTOBER 22, 1997-American General Finance
Corporation reports third quarter 1997 operating earnings increased to $43 million from $42 million for the second quarter 1997.

The receivable portfolio grew by $119 million during the third quarter. Portfolio growth efforts continued to emphasize real estate which comprised more than 51% of receivables at quarter end. The benefit of emphasizing a stronger collateral product mix has been evidenced in improving charge-offs. The percentage of receivables charged-off in the third quarter of 1997 was 3.28%, a significant improvement from the 3.83% and 3.70% of the first two quarters of 1997 and the 5.42% of the same quarter last year.

60+ day delinquency at September 30 was 3.85%, relatively unchanged from year-end 1996 and improved from 4.29% a year ago. AGFC's allowance at quarter end was 5.05% of receivables, one of the highest in the industry.

The management actions taken over recent quarters continue to result in improved credit quality and operating earnings. The company remains focused on quality growth, risk management technology, and operating efficiency as the keys to growth in earnings.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $8.8 billion and operates 1,311 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than two million American families. The company offers consumer and home equity loans, retail sales financing, and other credit-related products.

Certain information included in this news release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.



American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)

           For the Three Months    For the Nine Months
           Ended September 30      Ended September 30
                  1997    1996     1997    1996

Total Operating
  Revenues        $377    $422     $1,134  $1,287

Interest Expense   115     116        335     361
Operating Expenses 117     120        346     374
Provision for Finance Receivable
  Losses            54      88        182     295
Insurance Benefits
  and Losses        23      26         69      81
Total Expenses    $309    $350       $932  $1,111


Pretax Operating
  Earnings          68      72        202     176
Income Tax
  Expense           25      25         74      64
Operating Earnings $43     $47       $128    $112

Loss on Sale of Non-Strategic
  Assets             -       -       (27)       -
Net Realized Investment
  Gains(Losses)      -       -          -     (1)
Net Income         $43     $47       $101    $111

Finance Charge
  Yield          16.82%  17.79%    16.95%   18.01%

Charge-off Ratio  3.28%   5.42%     3.61%    5.44%

Operating Return
  on Assets       2.00%   2.01%     1.89%    1.62%

Operating Return
  on Equity      13.29%  13.01%    12.84%   10.43%


AT:                    9/30/97   9/30/96

Total Assets            $8,770    $9,275

Real Estate Loans       $3,761    $3,338
Non-Real Estate Loans    2,409     2,411
Retail Sales Finance     1,176     1,757
Credit Cards                 -       515

Total Net Finance
  Receivables           $7,346     8,021

Allowance for Finance
  Receivable Losses       3Q97     3Q96

Balance at beginning
  of period               $376     $472
Provision for finance
  receivable losses         54       88
Charge-offs, net of
  recoveries               (60)     (105)

Balance at end of
  period                  $370     $455

                       9/30/97   9/30/96

Allowance as a % of
  Finance Receivables     5.05%    5.68%

                9/30/97   12/31/96   9/30/96

60-Day+ Delinquency
Ratios            3.85%       3.84%    4.29%


-30-